Exhibit 99.1

P.O. Box 150 San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287
PRESS RELEASE
For Immediate Release
Tuesday, May 11, 2010
STATER BROS. HOLDINGS INC. ANNOUNCES SECOND QUARTER 2010 RESULTS
SAN BERNARDINO, CALIFORNIA — May 11, 2010: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and twenty-six week periods ended March 28, 2010.
The Company’s consolidated sales in the thirteen weeks ended March 28, 2010 were $885.5 million compared to $931.0 million for the thirteen weeks ended March 29, 2009, down $45.5 million of which $24.5 million was due to the sale of the Santee Dairies (“Dairy”) assets. Supermarket sales for the quarter were down $21.0 million or 2.31% for the same period of fiscal 2009.
Consolidated sales for the twenty-six weeks ended March 28, 2010 were $1.81 billion compared to $1.89 billion for the same period of the prior year a decline of $80.8 million of which $49.6 million was due to the sale of the Dairy assets. Supermarket sales year to date were down $31.2 million or 1.70%.
Like store sales decreased 3.12% or $28.3 million for the thirteen weeks ended March 28, 2010 compared to the thirteen weeks ended March 29, 2009. Like store sales decreased 2.65% or $48.6 million for the twenty-six weeks of fiscal 2010 compared to the same period of the prior year.
The Company reported net income for the thirteen week second quarter ended March 28, 2010 of $6.0 million compared to net income of $11.1 million for the thirteen week second quarter ended March 29, 2009. Net income for the twenty-six week period of fiscal 2010 was $12.7 million compared to $14.7 million for the twenty-six week period of fiscal 2009.
Brown said; “Our financial results in the quarter and twenty-six weeks of fiscal 2010 have been impacted by the current economic situation. The family budgets of our customers have been adversely affected by the tough economic environment within Southern California. Unemployment within much of our marketing area is near 15%.
We have made a conscious effort during these challenging economic times to keep prices low to help our customers get the most out of their shopping dollars and to retain customers.
We will always provide our customers with a friendly and satisfying experience on each and every one of their visits to our supermarkets. We remain committed to cost control as we navigate through this national economic recovery.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR OVER 74 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	03/29/09	03/28/10	03/29/09	03/28/10
Sales	$930,996	$885,537	$1,890,249	$1,809,401

Gross profit	255,826	236,445	502,688	474,595

Operating expenses:
Selling, general and administrative expenses	206,312	198,018	417,316	403,306
Gain on sale of dairy assets	—	(1,446)	—	(9,396)
Depreciation and amortization	13,552	12,788	26,912	25,454

Total operating expenses	219,864	209,360	444,228	419,364

Operating profit	35,962	27,085	58,460	55,231

Interest income	125	26	330	85
Interest expense	(17,348)	(17,374)	(34,448)	(34,563)
Other income (expenses), net	(43)	16	106	5

Income before income taxes	18,696	9,753	24,448	20,758

Income taxes	7,575	3,786	9,786	8,080

Net income	$11,121	$5,967	$14,662	$12,678

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/27/09	03/28/10
Assets
Current assets
Cash and cash equivalents	$196,914	$263,929
Restricted cash	3,121	3,121
Receivables, net	40,720	43,285
Inventories	212,856	225,965
Assets held for sale	83,617	—
Other	30,109	53,948

Total current assets	567,337	590,248

Property and equipment, net	671,493	662,548

Deferred debt issuance costs, net	11,276	9,662
Other	64,629	45,064

Total assets	$1,314,735	$1,307,522

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$153,083	$144,296
Liabilities held for sale	5,634	—
Accrued expenses and other liabilities	132,931	136,049
Current portion of capital lease obligations	1,336	1,444

Total current liabilities	292,984	281,789

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	3,768	3,018
Other long-term liabilities	144,228	149,282

Total stockholder’s equity	63,755	63,433

Total liabilities and stockholder’s equity	$1,314,735	$1,307,522